EXHIBIT 10.13

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Description of the Non-Employee Director Compensation Program

Under the Director Compensation Program for non-employee directors (the “Director Compensation Program”) of Embarq Corporation (“Embarq”), non-employee directors will be paid (1) an annual cash retainer of $50,000, and (2) a fee equal to $1,500 for each meeting of the Board of Directors (the “Board”)(or any meeting of a Board committee on which a non-employee director is a member or an invited guest) which the eligible director personally attends, and $750 for each such meeting which the eligible director attends by telephone. The Chair of the Board’s Audit Committee receives an additional annual retainer of $15,000 in recognition of such service and the Chair of any other Board committee (including special committees) receives an additional annual retainer of $10,000 in recognition of such service. The Board’s Lead Independent Director also receives an additional annual retainer of $20,000. All cash compensation is paid quarterly and all retainers are prorated for the period of service provided during the quarter.

In addition to the foregoing cash compensation, the Director Compensation Program provides for each non-employee director to receive:

•

An award of restricted stock units of Embarq (“Embarq RSUs”) with a grant date value of $150,000, in connection with the initial election to the Board, vesting in full upon the third regular annual meeting of Embarq’s stockholders following the date of grant of such Embarq RSUs and with prorated acceleration of vesting in the event of a change in control, death, disability, retirement, or involuntary separation from the Board;

•

An award of Embarq RSUs with a grant date value of $75,000, on or about the date of each annual meeting of Embarq’s stockholders, which vest in full upon the first annual stockholders’ meeting following the grant. With respect to this annual grant of Embarq RSUs, vesting will also be accelerated in full in the event of a change in control, death, disability, retirement, or involuntary separation from the Board; and

•	An annual telecommunications allowance in the amount of $6,000, which covers services, equipment and tax gross-ups.

The Director Compensation Program will remain in effect until changed by the Board.